Exhibit (a)(5)(iv)

Contact:	Michael R. Kourey, CFO
Polycom, Inc.
925-924-5742
mkourey@polycom.com

POLYCOM ANNOUNCES RESULTS OF SPECTRALINK TENDER OFFER

AND COMMENCES SUBSEQUENT OFFERING PERIOD

PLEASANTON, Calif. – March 21, 2007 – Polycom, Inc. (NASDAQ: PLCM) today announced the expiration of the tender offer by its wholly-owned subsidiary, Spyglass Acquisition Corp., for all outstanding shares of SpectraLink Corporation (NASDAQ: SLNK) at a price of $11.75 net per share in cash and the commencement of a three business day subsequent offering period.

As of the expiration of the initial offer period at 12:00 Midnight, New York City time on Tuesday, March 20, 2007, approximately 17,729,176 shares (which includes 441,746 shares that were tendered pursuant to guaranteed delivery procedures) were validly tendered and not withdrawn in the tender offer, representing approximately 90.0% of SpectraLink’s issued and outstanding shares. All validly tendered shares have been accepted for payment in accordance with the terms of the tender offer.

Spyglass Acquisition Corp. commenced a three business day subsequent offering period for all remaining SpectraLink shares at 12:01 a.m. New York City time, today. During the subsequent offering period, SpectraLink shares will be accepted for payment at the same $11.75 per share offer price paid during the initial offer period and purchased promptly as they are tendered.

The subsequent offering period will expire at 12:00 Midnight, New York City time, on Friday, March 23, 2007.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other tender offer materials) filed by Polycom and Spyglass Acquisition Corp. with the SEC on February 20, 2007. The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials. In addition, on February 20, 2007, SpectraLink filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. SpectraLink stockholders and other investors are able to obtain copies of these materials without charge from the SEC through the SEC’s website at www.sec.gov, from Innisfree M&A Incorporated, the information agent for the offer, at (877) 750-9496, from Cowen and Company, LLC, the dealer manager for the offer, at (877) 269-3652, from Polycom (with respect to documents filed by Polycom with the SEC), or from SpectraLink (with respect to documents filed by SpectraLink with the SEC). Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.

About SpectraLink

SpectraLink, the leader in workplace wireless telephony, delivers the power of mobile voice and messaging applications to businesses worldwide. Seamlessly integrating with VoIP and traditional telephony platforms, SpectraLink's scalable technology provides instant access to people and business-critical information. SpectraLink handsets free on-premises employees to be more accessible, productive and responsive. For more information, visit www.spectralink.com or call 1-800-676-5465.

About Polycom

Polycom, Inc. is the worldwide leader in unified collaborative communications (UCC) that maximize the efficiency and productivity of people and organizations by integrating the broadest array of video, voice, data and Web solutions to deliver the ultimate communications experience. Polycom’s high quality, standards-based conferencing and collaboration solutions are easy to deploy and manage, as well as intuitive to use. Supported by an open architecture, they integrate seamlessly with leading telephony and presence-based networks. With its market driving technologies, best-in-class products, alliance partnerships, and world-class service, Polycom is the smart choice for organizations seeking proven solutions and a competitive advantage in real-time communications and collaboration. For additional information call 1-800-POLYCOM (765-9266) or +1-408-526-9000, or visit the Polycom website at www.polycom.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, actual results could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include risks related to the timing or ultimate completion of the transaction; adverse reactions to the acquisition from shareholders, regulators, customers, suppliers, partners or employees; and other risks that are described from time to time in Polycom’s and SpectraLink’s filings with the Securities and Exchange Commission, including but not limited to the risks described in Polycom’s Annual Report on Form 10-K for the year ended December 31, 2006 and SpectraLink’s Annual Report on Form 10-K for the year ended December 31, 2006. Each of Polycom and SpectraLink assumes no obligation and does not intend to update these forward-looking statements.

Polycom and the Polycom logo are registered trademarks of Polycom in the U.S. and various countries. ©2007, Polycom, Inc. All rights reserved.

SpectraLink and the SpectraLink logo are registered trademarks of SpectraLink in the U.S. and various countries. ©2007, SpectraLink Corporation. All rights reserved.